Exhibit 99.1

                       United States Steel Corporation       Susan M. Suver
                       600 Grant Street                      Vice President -
[U. S. Steel logo]     Pittsburgh, PA 15219-2800             Human Resources






                    Voluntary Early Retirement Program - 2009

Dear

As you are aware, our Company has been severely affected by the U.S. and global financial crisis. Though the reality of the current difficult situation is clear, we are not sure how long this crisis will last. On December 16, 2008, we announced a series of actions designed to further reduce costs and to staff our business consistent with our current customer demand. One of the actions announced was a targeted voluntary early retirement program (the "2009 VERP").

You are receiving this package of information because you are eligible to retire under the 2009 VERP. I strongly encourage you to carefully read these materials to fully understand how taking advantage of this opportunity can positively impact you and your plans for retirement.

Eligibility - In general, eligibility for the 2009 VERP is limited to certain groups of non-represented employees who are at least age 57 with at least two years of Benefit Service as of December 31, 2008. However, if the number of employees who elect to retire under the 2009 VERP exceeds the maximum number established under the program, elections to retire will be accepted in an order based on descending years of Continuous Service until the maximum allowed number of participating employees is reached.

Retirement Date - Except in limited cases, employees who retire under the terms of the 2009 VERP will retire on February 28, 2009. To ensure an orderly transition of responsibilities, the Company, at its sole discretion, may delay a retirement date under the 2009 VERP beyond February 28, 2009.

Enhanced Retirement Benefits - By electing to retire under the 2009 VERP, you will be taking advantage of benefit enhancements designed to help you transition into retirement with benefits that are significantly greater than those you would otherwise be eligible to receive at this time:

 * Severance pay equal to 12 months of your current monthly base salary payable in a lump sum

 * One additional year of age and service for purposes of determining certain retirement benefits

 * Lump-sum protection by locking in the interest rate used to determine the value of your lump sum from the USS defined benefit pension plan

 * A $20,000 unfunded Retiree Health Account ("RHA") for you, and another $20,000 unfunded RHA for your spouse if you are married at retirement, to help offset your premiums for health care during retirement

 * Removing the age 60 requirement under the Supplemental Pension Program and/or the Non Tax-Qualified Pension Plan to ensure you vest in this valuable

Election Period - The 2009 VERP is being offered for a very limited period of time. To retire under the 2009 VERP, your signed Election Form and Release Form must be received, signed and dated by a representative at your location's Employee Benefits Office on or before 5:00 p.m. (local time) on February 4, 2009. Once submitted, your election cannot be revoked without Company consent.


              Voluntary Early Retirement Program - 2009 (continued)


Personalized 2009 VERP Information - Enclosed with this cover letter are the following personalized exhibits to help you make an informed decision as well as the forms necessary to make your election, including:

  *  Summary
  *  Severance
  *  Vesting
  *  Pension
  *  Health Care
  *  Additional Information
  *  Election Form
  *  Release Form

The exhibits provide estimated benefit calculations using preliminary assumptions; your actual retirement benefit calculations will be made when you retire.

Supplemental Severance Benefit - Part of the Total Regular Pension - lump sum benefit outlined in your personalized Pension exhibit is shown as payable form the USS Pension Plan. However, due to restrictions under the Internal Revenue Code relating to plan amendments to tax-qualified plans, the enhancements shown as payable from the USS Pension Plan cannot be paid from the tax-qualified trust. Instead, this amount will be paid to you as a supplemental Severance Benefit upon your retirement under the 2009 VERP (instead of from the USS pension plan). This supplemental benefit is in addition to the Severance Benefit outlined in your personalized Severance exhibit. In addition, a tax allowance of 35% of the supplemental Severance Benefit will be paid to assist you with income taxes and other withholding taxes on the supplemental Severance Benefit. The exact amount of the supplemental Severance Benefit will be determined when you retire.

Further Assistance - Representatives at your location's Employee Benefits Office are prepared to assist you throughout the 2009 VERP election period. You are encouraged to:

  *  e-mail pensions@uss.com to get prompt answers to your questions;

  * visit the Employee Portal at http://employee.uss.com (Quick Links section) to read frequently asked questions and answers on the 2009 VERP. Also, visit the Life Events section for retirement choices, procedures and important retirement considerations;

  *  consult with your personal attorney, accountant and/or financial advisor;
     and

  * participate in one of the 2009 VERP informational sessions that will be held via conference calls during the week of January 19. Details will be provided to you in an e-mail.

As U. S. Steel continues to adapt to the ever-changing global economy, we will continue to monitor the size of our workforce in relationship to our customers' demands and our profitability. We are hopeful that the 2009 VERP and other actions we are taking to reduce costs will be sufficient; however, due to the uncertain business conditions, we cannot rule out the possibility of future layoffs.

Thank you for your consideration of the 2009 VERP and how it can benefit you.

Sincerely,


Susan M. Suver

Enclosures